UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 4, 2015, a subsidiary (“Borrower”) of SolarCity Corporation (“SolarCity”) entered into a revolving credit facility (the “Credit Facility”) with a syndicate of banks including Bank of America, N.A., as administrative agent and collateral agent, Bank of America, N.A. and Credit Suisse Securities (USA) LLC, as joint structuring agents, and Bank of America, N.A., Credit Suisse Securities (USA) LLC and Deutsche Bank AG, New York Branch, as joint book runners and joint lead arrangers.  The Credit Facility is financed against certain distributions from certain subsidiaries (each a “Borrower Subsidiary” and collectively, “Borrower Subsidiaries”) that have either entered into partnerships with tax equity investors or are a lessor under a master lease with tax equity investors.  The Credit Facility is an aggregation facility backed by high quality, long-term customer receivables that allow SolarCity to deploy, aggregate and season a defined pool of assets.

The Credit Facility allows Borrower to borrow up to $500,000,000.

Interest Rate.  Borrowings under the Credit Facility bear interest at a rate per annum equal to an applicable margin of 2.75% plus (i) for commercial paper loans, the commercial paper rate and (ii) for LIBO loans, the LIBO rate for 3-month periods.

Mandatory Prepayments.  The Credit Facility requires Borrower to prepay outstanding borrowings (i) using net cash flow from the distributions from the Borrower Subsidiaries, upon the occurrence of various sweep events, including the bankruptcy of SolarCity (until such sweep event is cured, excluding a sweep event caused by the bankruptcy of SolarCity); (ii) upon the receipt of equity contributions for the purpose of curing an event of default; (iii) upon the receipt of equity contributions for the purpose of addressing certain events that would have a material effect on distributions from the Borrower Subsidiaries; or (iv) upon the receipt of proceeds from the refinancing of the distributions from a Borrower Subsidiary.  The amount of the prepayment shall be based on the amount of the borrowing affected by the events set forth in (i), (ii), (iii) or (iv), as applicable.

Voluntary Prepayments.  Borrower is permitted to voluntarily prepay any outstanding amounts under the Credit Facility at any time without premium or penalty, other than customary “breakage” costs.

Final Maturity.  The entire principal amount is due on December 31, 2017; however, the Credit Facility allows Borrower to request that the Credit Facility be extended.

Security.  All obligations under the Credit Facility are secured, subject to certain exceptions, by substantially all of Borrower’s assets, including first-priority liens on the distributions from Borrower Subsidiaries and Borrower’s bank accounts into which such distributions are deposited, a first-priority pledge by Borrower’s direct parent of all the membership interests in Borrower, a first-priority pledge by Borrower of all the membership interests held by Borrower in the Borrower Subsidiaries, and certain related collateral.  The obligations under the Credit Facility are not secured by any lien on the solar systems.

Certain Other Provisions. The Credit Facility contains certain covenants that, among other things (and subject to certain exceptions), restrict the ability of Borrower to: (i) grant liens; (ii) incur additional indebtedness; (iii) sell, transfer or otherwise dispose of assets; (iv) materially alter the business they conduct; (v) pay dividends on the equity interests of Borrower or redeem, repurchase or retire the equity interests of Borrower; (vi) make investments, acquisitions, loans and advances; (vii) consolidate, merge, liquidate or dissolve; (viii) effect certain amendments to organizational documents or master leases; (ix) change its fiscal year; (x) engage in transactions with affiliates; and (xi) agree to restrict the ability of Borrower Subsidiaries to made distributions.

In addition to the foregoing negative covenants, the loan agreement governing the Credit Facility also contains certain customary representations and warranties, affirmative covenants, including special purpose entity covenants, and events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Brad W. Buss
Brad W. Buss
Date: May 8, 2015		Chief Financial Officer